Exhibit 14.1

BORROWMONEY.COM, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

September 2021

Introduction and Scope

The Board of Directors of BorrowMoney.com, Inc. (together with any subsidiaries, the “Company”) established this Code of Business Conduct and Ethics (this “Code”) to aid the Company’s directors, officers, employees and consultants in conducting the Company’s business affairs in accordance with standards of ethical conduct that will maintain and foster the Company’s reputation for honest and straightforward business dealings.

The Company’s Board of Directors or any committee designated by the Board of Directors is responsible for administering this Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting this code to a Compliance Officer. The Company’s General Counsel has been appointed as the Compliance Officer under this Code.

Every director, officer, employee and consultant of the Company (each a “Covered Person,” and collectively the “Covered Persons”) is subject to and must abide by this Code. Covered Persons are expected to exercise reasonable judgment when conducting the Company’s business.

Nothing in this Code alters the at-will status of any employee or consultant of the Company.

Honest, Lawful and Ethical Conduct

The conduct of Covered Persons in performing their duties on behalf of the Company should in all situations, as to all matters and at all times, be honest, lawful and in accordance with high ethical and professional standards. In addition, the conduct of Covered Persons should at all times be respectful of the rights of others and in the best interests of the Company.

The requirements of honest, lawful and ethical conduct are broad and stated in general terms. As such, this Code does not cover every issue that may arise, but instead sets out basic principles. The Company encourages Covered Persons to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. The Company understands that this Code will not contain the answer to every situation that a Covered Person may encounter or every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if a Covered Person has other questions or concerns about this Code, the Company encourages such Covered Person to speak with his or her immediate supervisor (if applicable) or, if he or she is uncomfortable doing so, with the Compliance Officer under this Code. Covered Persons may also utilize the procedures established from time to time by the Audit Committee of the Board of Directors (the “Audit Committee”) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. Such procedures are currently set forth below in this Code.

Contents of this Code

This Code has two sections which follow this Introduction. The first section, “Standards of Conduct,” contains the actual guidelines that Covered Persons are expected to adhere to in the conduct of the Company’s business. The second section, “Compliance Procedures,” contains specific information about how this Code functions, including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and resolved. This section also contains a discussion about waivers of and amendments to this Code.

A Note About Other Obligations

Covered Persons generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit such obligations. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from Covered Persons. In the event that a law conflicts with a policy in this Code, Covered Persons must comply with the law.

Covered Persons who are in or aware of a situation which may violate or lead to a violation of this Code should follow the guidelines described in this policy.

Standards of Conduct

Conflicts of Interest

The Company respects the privacy of Covered Persons and their right to engage in outside activities that do not conflict with the interests of the Company or impair or interfere with the performance of a Covered Person’s duties to the Company.

A “conflict of interest” exists when a Covered Person’s personal interest interferes with the interests of the Company. Conflicts of interest may arise in many situations. For example, a conflict of interest may arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. It is almost always a conflict of interest for a Covered Person to work simultaneously for a competitor, customer or supplier. Covered Persons should avoid any material business relationship with the Company’s customers, suppliers and competitors, except when acting on the Company’s behalf. A conflict of interest may also arise when any Covered Person, or any member of his or her immediate family, receives improper personal benefits as a result of the Covered Person’s position with the Company. If a Covered Person’s spouse or other immediate family member works for a firm that does business with or competes against the Company, the Compliance Officer should be advised of the situation in writing.

The Company has the right and obligation to determine whether conflicts of interest exist and to take appropriate action to address them. Any Covered Person who has a question about whether or not he or she has a conflict of interest should bring it to the attention of his or her immediate supervisor or the Compliance Officer. Before engaging in any material transaction or relationship that reasonably could give rise to a conflict of interest, each Covered Person must provide full and fair disclosure of all relevant facts and circumstances to the Compliance Officer. If the Covered Person is a director, executive officer or other person subject to the Company’s Related Persons Transaction Policy, the Compliance Officer will review the transaction or relationship in accordance with the Related Persons Transaction Policy and determine whether to submit the relationship or transaction for review and approval by the Audit Committee or another independent body of the Company’s Board of Directors. In the case of any other Covered Person or in the case where the Compliance Officer determines that the relationship or transaction does not require the review and approval of the Audit Committee or another independent body, the Compliance Officer will determine whether or not to approve the relationship or transaction.

Compliance with Laws, Rules and Regulations

The Company seeks to conduct its business in compliance with applicable laws, rules and regulations. No Covered Person should engage in any unlawful activity in conducting the Company’s business or in performing his or her day-to-day duties, nor should any Covered Person instruct others to do so. This Code should be read in conjunction with the Company’s Employee Resource Guide and other existing policies, practices and procedures, including but not limited to the LendingTree Securities Trading Policy, the Policy Regarding Employee Reporting of Financial & Audit Related Concerns, and the Company’s policies and agreements concerning proprietary inventions, trade secrets and employee conduct.

Protection and Proper Use of the Company’s Assets

Loss, theft and misuse of the Company’s assets has a direct impact on the Company’s business and its profitability. Covered Persons are expected to protect the Company’s assets that are entrusted to them and to protect the Company’s assets in general. Covered Persons are also expected to take steps to ensure that the Company’s assets are used only for legitimate business purposes.

Confidentiality

Confidential information generated and gathered in the Company’s business plays a vital role in the Company’s business, prospects and ability to compete. “Confidential information” includes all non- public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed. It can also include information entrusted to the Company by its suppliers or customers. Covered Persons must maintain the confidentiality of such confidential information, except when disclosure is authorized by the Company or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Covered Persons may only use confidential information for legitimate Company purposes.

Covered Persons must return all of the Company’s confidential and/or proprietary information in their possession to the Company when they cease to be employed by or otherwise serve the Company.

Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with consumers, vendors, lenders, other customers, third-party intermediaries and suppliers is a part of the foundation for long-term success. Unlawful and unethical conduct, even if it leads to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is the Company’s policy that Covered Persons endeavor to deal ethically and lawfully with the Company’s consumers, vendors, lenders, other customers, third-party intermediaries, suppliers and competitors and their respective employees in all business dealings on the Company’s behalf.

Accuracy of Records

It is the Company’s policy to maintain its books, records, accounts and financial statements in reasonable detail so that they appropriately reflect the Company’s transactions and conform both to applicable legal requirements and to the Company’s system of internal controls. No Covered Person may cause the Company to enter into a transaction with the intent to document it or record it in a deceptive or unlawful manner. No Covered Person may create any false or artificial documentation for any transaction entered into by the Company. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and brought to the attention of the Company’s Chief Accounting Officer.

Disclosure and Financial Reporting

The Company is committed to providing full, fair, accurate, timely and understandable disclosure in all reports and documents filed with or submitted to the Securities and Exchange Commission (“SEC”) and in all other public communications made by the Company. It is the Company’s policy to maintain disclosure controls and procedures that are designed to ensure that the information required to be disclosed by the Company in the reports it files with or submits to the SEC is recorded, processed, summarized and reported accurately, within the time periods specified in the SEC’s rules and forms. Covered Persons responsible for SEC filings and submissions and other public disclosures should report financial results in a way that enables the Company to fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States, applied on a consistent basis.

Any Covered Person who learns of any material information affecting or potentially affecting the accuracy or adequacy of the disclosures made by the Company in its SEC filings, submissions or other public statements should report the same to the Compliance Officer or through the procedures established from time to time by the Audit Committee for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as set forth below.

Improper Influence of Auditors

No Covered Person may take any action to fraudulently influence, coerce, manipulate or mislead the Company’s auditor of the Company’s financial statements for the purpose of rendering those financial statements materially misleading.

Accepting or Offering Gifts and Gratuities

No Covered Person may offer or give (directly or indirectly) any improper gift, favor, kickback or other improper payment or consideration to any customer, supplier, government official, including, without limitation, any foreign government official, or any other person for assistance or influence concerning any transaction affecting the Company. No Covered Person may ask for or accept (directly or indirectly) any improper gift, favor, kickback or other improper payment or consideration from a customer, government official or any other person in consideration for assistance or influence concerning any transaction affecting the Company. Any Covered Person aware of a person offering, giving, asking for or accepting an offer of a gift, gratuity or other personal consideration to influence a business transaction affecting the Company should report the same to the Compliance Officer or through the procedures established from time to time by the Audit Committee for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as set forth below.

These provisions are not intended to apply to routine, reasonable business entertainment or gifts of minor value customary in local business relationships, provided that no laws or Company policies, including but not limited to, the Company’s Gifts and Gratuities Policy, are violated.

Compliance Procedures

Communications of this Code

All Covered Persons will be provided with a copy of this Code upon beginning service with the Company. Updates to this Code will be provided from time to time. The standards in this Code may be further explained or implemented through the Company’s Employee Resource Guide and other policy memoranda, including those relating to specific areas of the Company’s business. A Covered Person may obtain a copy of this Code or any such memoranda upon request to the Compliance Officer. This Code is also available via the Company’s intranet or by accessing the “Investors” section of the Company’s website at www.borrowmoney.com/investor-relations

Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, will take reasonable steps from time to time to (i) monitor compliance with this Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of this Code and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code.

The Company’s management will periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of this Code and the actions taken with respect to any such violation.

Reporting Concerns/ Receiving Advice/ No Retaliation

Be Proactive. Every Covered Person is expected to act proactively by asking questions, seeking guidance and reporting violations of this Code and other policies and procedures of the Company, as well as any violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any Covered Person believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate this Code, he or she is expected to bring the matter to the attention of a supervisor, the Compliance Officer or report the matter through the procedures established from time to time by the Audit Committee for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as set forth below.

Seeking Guidance. The best starting point for a Covered Person seeking advice on ethics-related issues or reporting potential violations of this Code will usually be his or her immediate supervisor. However, if the conduct in question involves the Covered Person’s immediate supervisor, if the Covered Person does not have an immediate supervisor, if the Covered Person has reported the conduct in question to his or her immediate supervisor and does not believe that he or she has dealt with it properly, or if the Covered Person does not feel that he or she can discuss the matter with his or her immediate supervisor, the Covered Person may raise the matter By e-mail to lega@borrowmoney.com (anonymity cannot be maintained).

Reporting Accounting and Other Concerns. Any Covered Person who learns of any violation or potential violation concerning accounting, internal accounting controls or auditing matters should promptly bring the matter to the Audit Committee. Accounting, internal accounting control and auditing matters include but are not limited to information concerning (i) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data accurately, (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls, (iii) improper influence of an auditor of the Company’s financial statements or (iv) the accuracy or adequacy of the disclosures made by the Company in its SEC filings or submissions or other public disclosures.

Anonymity. When reporting suspected violations of this Code, the Company prefers that Covered Persons identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously. If a Covered Person wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, Covered Persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

Protection for Reporting Violations. It is prohibited, and is a violation of this Code, for the Company or any person to retaliate in any way against any Covered Person who, acting in good faith, reports information concerning suspected misconduct.

Misuse of Reporting Channels. Covered Persons may not use these reporting channels in bad faith or in a false or frivolous manner.

Enforcement

Investigating Reports of Violations. The Company is committed to full, prompt and fair enforcement of the provisions of this Code. Upon receipt of any concern, other than an accounting, internal accounting control or auditing concern, the Compliance Officer will promptly initiate an investigation to gather the relevant facts. Upon receipt of any accounting, internal accounting control and auditing concern, the Audit Committee will promptly initiate an investigation to gather the relevant facts. In conducting and monitoring investigations, the Compliance Officer or Audit Committee, as applicable, may consult and coordinate as appropriate with other Covered Persons, including but not limited to members of the Company’s senior management team, Internal Audit Department, Finance Department or Human Resources Department, and will seek to ensure that the provisions of this Code are applied and enforced consistently across the Company. All lawful and appropriate investigative means and methods may be utilized in the conduct of the investigation. All Covered Persons should cooperate in the investigation when called upon to do so. A failure to cooperate may itself constitute a violation of the Code.

Sanctions for Violations. Appropriate disciplinary action will be determined upon completion of the investigation, if the Compliance Officer or Audit Committee, as applicable, concludes that a violation of the Code has been committed and disciplinary action is warranted. Any violation of this Code may result in serious sanctions by the Company, which may include but is not limited to, dismissal, suspension without pay, loss of pay or bonus, loss of benefits or demotion.

Any disciplinary action to be taken against an employee will be subject to the approval of senior management and will be carried out by the Human Resources Department.

Waivers of the Code of Business Conduct and Ethics

No waiver of any provisions of this Code for the benefit of a director or officer (which includes without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) will be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the NASDAQ Stock Market, as the case may be.

Any waivers of this Code for other employees or consultants may be made by the Compliance Officer, the Company’s Chief Executive Officer, the Board of Directors or, if permitted, a committee thereof.

All amendments to this Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of S.E.C.